SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                              [X]
Filed by a party other than the Registrant           [ ]

Check the appropriate box:
[ ]    Preliminary proxy statement
[X]    Definitive proxy statement
[ ]    Definitive additional materials
[ ]    Soliciting material pursuant to .240.14a-11(c) or .240.14a-12

                               Tremont Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), 14a-6(i)(2) or
        Item 22(a)(2) of Schedule 14A

[ ]    $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3)

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

       1)      Title of each class of securities to which transaction applies:

       2)      Aggregate number of securities to which transaction applies:

       3) Per-unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which the filing is calculated and state how it was determined):

       4)      Proposed maximum aggregate value of transaction:

       5)      Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)       Amount previously paid:

       2)       Form, Schedule or Registration Statement No.:

       3)       Filing party:

       4)       Date filed:

                                     [LOGO]


                               TREMONT CORPORATION
                            1999 Broadway, Suite 4300
                             Denver, Colorado 80202



March 29, 2002



Dear Stockholder:

You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Tremont Corporation ("Tremont" or the "Company"), which will be held on Tuesday, May 7, 2002, at 1:00 p.m. (local time), at the offices of Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. In addition to matters to be acted on at the meeting, which are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, we will update you on the Company. I hope that you will be able to attend.

Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope so that your shares are represented and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the Inspector of Election for the meeting in accordance with Tremont's Bylaws.


                                          Sincerely,




                                          J. Landis Martin
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                               TREMONT CORPORATION
                            1999 Broadway, Suite 4300
                             Denver, Colorado 80202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 2002


To the Stockholders of Tremont Corporation:

NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of Tremont Corporation, a Delaware corporation ("Tremont" or the "Company"), will be held on Tuesday, May 7, 2002, at 1:00 p.m. (local time), at the offices of Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

          (1) To elect seven directors to serve until the 2003 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

          (2) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company set the close of business on March 18, 2002, as the record date (the "Record Date") for the Annual Meeting. Only holders of Tremont's common stock, $1.00 par value per share, at the close of business on the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books of the Company will not be closed following the Record Date. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours by any Tremont stockholder, for purposes related to the Annual Meeting, for a period of ten days prior to the Annual Meeting, at Tremont's corporate offices located at 1999 Broadway, Suite 4300, Denver, Colorado.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement. If you choose, you may still vote in person at the Annual Meeting even though you previously submitted your proxy.

In accordance with the Company's Bylaws, your vote, whether given by proxy or in person at the Annual Meeting, will be held in confidence by the Inspector of Election for the Annual Meeting.


                                  By order of the Board of Directors,




                                  Robert E. Musgraves
                                  Vice President, General Counsel and Secretary

Denver, Colorado
March 29, 2002

                               TREMONT CORPORATION
                            1999 Broadway, Suite 4300
                             Denver, Colorado 80202

                              --------------------

                                 PROXY STATEMENT
                              --------------------


                               GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board of Directors") of Tremont Corporation, a Delaware corporation ("Tremont" or the "Company"), for use at the 2002 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 7, 2002, at 1:00 p.m. (local time), at the offices of Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card or voting instruction form will first be mailed to the holders of Tremont's common stock, $1.00 par value per share ("Tremont Common Stock"), on or about April 5, 2002.

                             PURPOSE OF THE MEETING

Stockholders of the Company represented at the Annual Meeting will consider and vote upon (i) the election of seven directors to serve until the 2003 Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified and (ii) such other business as may properly come before the Annual Meeting. The Company is not aware of any business to be presented for consideration at the Annual Meeting other than the election of directors.

                            VOTING RIGHTS AND QUORUM

The presence, in person or by proxy, of the holders of a majority of the shares of Tremont Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business at the Annual Meeting. Shares of Tremont Common Stock that are voted to abstain from any business coming before the Annual Meeting and broker/nominee non-votes will be counted as being in attendance at the Annual Meeting for purposes of determining whether a quorum is present.

At the Annual Meeting, directors of the Company will be elected by a plurality of the affirmative vote of the outstanding shares of Tremont Common Stock present (in person or by proxy) and entitled to vote. The accompanying proxy card or voting instruction form provides space for a stockholder to withhold authority to vote for any or all nominees for the Board of Directors. Neither shares as to which authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect nominees for the Board of Directors. However, since director nominees need only receive the vote of a plurality of the shares represented (in person or by proxy) at the Annual Meeting and entitled to vote, a vote withheld from a particular nominee will not affect the election of such nominee.

Except as otherwise required by the Company's Amended and Restated Certificate of Incorporation, any other matter that may be submitted to a stockholder vote will require the affirmative vote of a majority of the shares represented at the Annual Meeting (in person or by proxy) and entitled to vote. Shares of Tremont Common Stock that are voted to abstain from any business coming before the

Annual Meeting and broker/nominee non-votes will not be counted as votes for or against any such other matter.

EquiServe Trust Company, N.A. ("EquiServe"), the transfer agent and registrar for Tremont Common Stock, has been appointed by the Board of Directors to ascertain the number of shares represented, receive proxies and ballots, tabulate the vote and serve as Inspector of Election at the Annual Meeting. All proxies and ballots delivered to EquiServe will be kept confidential by EquiServe in accordance with the Company's Bylaws.

The record date set by the Board of Directors for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting was the close of business on March 18, 2002 (the "Record Date"). Only holders of shares of Tremont Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, there were 6,424,858 shares of Tremont Common Stock issued and outstanding, each of which will be entitled to one vote on each matter that comes before the Annual Meeting.

AS OF THE RECORD DATE,  VALHI,  INC.  ("VALHI"),  TOGETHER  WITH  CERTAIN  OTHER
PERSONS OR ENTITIES RELATED TO HAROLD C. SIMMONS, HELD APPROXIMATELY 80.2% (5,154,588 SHARES) OF THE OUTSTANDING SHARES OF TREMONT COMMON STOCK. VALHI AND SUCH PERSONS OR ENTITIES HAVE INDICATED THEIR INTENTION TO HAVE SUCH SHARES REPRESENTED AT THE ANNUAL MEETING AND TO VOTE SUCH SHARES "FOR" THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR SET FORTH IN THIS PROXY STATEMENT. IF ALL OF SUCH SHARES ARE VOTED AS INDICATED, THE ELECTION OF SUCH DIRECTOR NOMINEES WILL BE ASSURED.

                               PROXY SOLICITATION

This proxy solicitation is being made by and on behalf of the Board of Directors of the Company. The Company will pay all expenses of this proxy solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone or personal contact for which such persons will receive no additional compensation. The Company has retained D.F. King & Co., Inc. to aid in the distribution of this Proxy Statement, at a cost that the Company estimates will be approximately $4,000. In addition, upon request, the Company will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of Tremont Common Stock held of record by such entities.

All shares of Tremont Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted (a) "FOR" the election of each of the seven nominees set forth below as directors, and (b) to the extent allowed by federal securities laws, in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting. Each holder of record of Tremont Common Stock giving the proxy enclosed with this Proxy Statement may revoke it at any time, prior to the voting thereof at the Annual Meeting, by (i) delivering to EquiServe a written revocation of the proxy, (ii) delivering to EquiServe a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. Attendance by a stockholder at the Annual Meeting will not in itself constitute the revocation of a proxy previously given.

                              ELECTION OF DIRECTORS

The Bylaws of the Company currently provide that the Board of Directors shall consist of a minimum of three and a maximum of seventeen persons, as determined from time to time by the Board of Directors in its discretion. The number of directors is currently set at eight and will be set at seven effective as of the Annual Meeting. The seven directors elected at the Annual Meeting will hold office until the 2003 Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified.

Each nominee other than W. Hayden McIlroy and Terry Neal Worrell is currently a director of the Company whose term will expire at the Annual Meeting. Susan E. Alderton, 50, a director of Tremont since 1990, Richard J. Boushka, 67, a director of Tremont since 1990, and Avy H. Stein, 47, a director of Tremont since 1991, have each indicated their intention not to stand for re-election. All nominees have agreed to serve if elected. If any nominee is not available for election at the Annual Meeting, the proxy will be voted for an alternate nominee to be selected by the Board of Directors, unless the stockholder executing such proxy withholds authority to vote for the election of directors. The Board of Directors believes that all of its present nominees will be available for election at the Annual Meeting and will serve if elected.

The Board of Directors recommends a vote "FOR" each of the nominees identified below.

Nominees for Director
The following information has been provided by the respective nominees for election to the Board of Directors.

J. Landis Martin, 56, has been the Chief Executive Officer and a director of Tremont since 1988. Mr. Martin has been Chairman of the Board of Tremont since 1990 and has served as President of Tremont since 1987 (except for a period in 1990). Mr. Martin has also served since 1987 as Chairman of the Board of Titanium Metals Corporation ("TIMET"), a producer of titanium metal products, as Chief Executive Officer of TIMET since 1995 and as President of TIMET from 1995 to 1996 and since 2000. The Company owns approximately 38.5% of the outstanding shares of common stock of TIMET ("TIMET Common Stock"). Since 1987, Mr. Martin has served as President and Chief Executive Officer and, since 1986, as a director of NL Industries, Inc. ("NL"), a manufacturer of titanium dioxide pigments. TIMET and NL may be deemed to be affiliates of Tremont. Mr. Martin is also a director of Halliburton Company, Apartment Investment and Management Company, Crown Castle International Corporation and Special Metals Corporation.

W. Hayden McIlroy, 62, is a private investor, primarily in real estate. From 1975 to 1986, Mr. McIlroy was the owner and Chief Executive Officer of McIlroy Bank and Trust in Fayetteville, Arkansas. He also founded other businesses, primarily in the food and agricultural industry. Mr. McIlroy currently serves as a director of Med Images, Inc., a medical information company, and Cadco Systems, Inc., a manufacturer of emergency alert systems.

Glenn R. Simmons, 74, has been a director of Tremont since 1988. Mr. Simmons is Chairman of the Board of Keystone Consolidated Industries, Inc. ("Keystone"), a steel fabricated wire products, industrial wire and carbon steel rod company, and CompX International Inc. ("CompX"), a majority-owned, indirect subsidiary of Valhi engaged in the manufacture of ergonomic computer support systems, precision ball bearing slides and security products. Keystone and CompX may be deemed to be affiliates of Tremont. Since 1987, Mr. Simmons has been Vice
Chairman of the Board of Valhi and Contran Corporation ("Contran"), a diversified holding company that directly and indirectly holds approximately 94% of the outstanding common stock of Valhi ("Valhi Common Stock") and 47% of the outstanding common stock of Keystone. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1969. Mr. Simmons is also a director of TIMET and NL. Mr. Simmons is a brother of Harold
C. Simmons.

Harold C. Simmons, 70, has been a director of Tremont since 1988 and served as Chairman of the Board of Tremont from 1988 to 1990. Mr. Simmons has been Chairman of the Board, Chief Executive Officer and a director of Valhi and Contran since prior to 1997 and was President of Valhi and Contran from 1994 to 1998. Mr. Simmons has been an executive officer and/or director of various other companies related to Valhi and Contran since 1961. Mr. Simmons is also Chairman of the Board of NL. Mr. Simmons is a brother of Glenn R. Simmons.

General Thomas P. Stafford (retired), 71, has been a director of Tremont since 1989. Gen. Stafford was a co-founder of and has been affiliated with Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, since 1982. He was selected as an astronaut in 1962, piloted Gemini VI in 1965 and commanded Gemini IX in 1966. In 1969, Gen. Stafford was named Chief of the Astronaut Office and was the Apollo X commander for the first lunar module flight to the moon. He commanded the Apollo-Soyuz joint mission with the Soviet cosmonauts in 1975. After his retirement from the United States Air Force in 1979 as Lieutenant General, he became Chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company, and served in that position until 1984, when he joined General Technical Services, Inc., a consulting firm. In addition to serving as a director of TIMET and NL, Gen. Stafford is a director of The Wackenhut Corp. Gen. Stafford serves as Chair of the Management Development and Compensation Committee ("Compensation Committee") and is a member of Tremont's Audit Committee and Nominations Committee.

Steven L. Watson, 51, has been a director of Tremont since 2000. Mr. Watson has been President and a director of Valhi and Contran since 1998 and has served as an executive officer and/or director of Valhi, Contran and various companies related to Valhi and Contran since 1980. Mr. Watson also serves on the board of directors of TIMET, NL, CompX and Keystone.

Terry Neal Worrell, 57, has been with Worrell Investments, Inc., a real estate investment company, since 1989. Prior to that Mr. Worrell was President and CEO of Sound Warehouse of Dallas Inc. from 1974 to 1989. Mr. Worrell also serves as a director of Regency Centers, a publicly traded developer/operator of shopping centers.

For  information  concerning  certain  transactions  to which  certain  director
nominees  are  parties  and  other  matters,  see  "Certain   Relationships  and
Transactions" below.

Board Meetings
The Board of Directors held five meetings in 2001 and took action by written consent on two occasions. Each of the directors participated in at least 75% of the total number of Board meetings and committee meetings (for committees on which they served) held during their period of service in 2001.

Board Committees
The Board of Directors has established the following standing committees:

Audit Committee. The responsibilities and authority of the Audit Committee are, among other things, to review and recommend to the Board of Directors the selection of the Company's independent auditors, to consider the independence and effectiveness of the independent auditors, to review with the independent auditors the scope and results of the annual auditing engagement and the system of internal accounting controls, to review the Company's Annual Report on Form 10-K, including annual financial statements, to review and discuss with management the Company's interim financial statements and to direct and supervise special audit inquiries. The Company's Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Appendix A to the

Company's Proxy Statement dated April 3, 2001. The Company believes that each of the members of the Audit Committee is independent, in accordance with the requirements of the New York Stock Exchange. The current members of the Audit Committee are Mr. Boushka (Chair), Gen. Stafford and Mr. Stein. The Audit Committee held six meetings in 2001. See "Independent Auditor Matters" below.

Management Development and Compensation Committee. The principal responsibilities and authority of the Compensation Committee are to review and approve certain matters involving executive compensation, principally the review of certain intercorporate services agreements through which reimbursement is made for compensation paid by related parties to the Company's executive officers, together with such other matters as the Board of Directors may from time to time direct. The current members of the Compensation Committee are Gen. Stafford (Chair), Mr. Boushka and Mr. Stein. The Compensation Committee held one meeting in 2001.

Nominations Committee. The principal responsibilities and authority of the Nominations Committee are to review and make recommendations to the Board of Directors regarding such matters as the size and composition of the Board of Directors, criteria for director nominations, director candidates, the term of office for directors and such other related matters as the Board of Directors may request from time to time. The current members of the Nominations Committee are Mr. Stein (Chair), Mr. Boushka and Gen. Stafford. The Nominations Committee held one meeting in 2001. In March 2002, the Nominations Committee reviewed and made its recommendations to the Board of Directors with respect to the election of directors at the Meeting. The Nominations Committee will consider recommendations by stockholders of the Company with respect to the election of directors if such recommendations are submitted in writing to the Secretary of the Company and received not later than December 31 of the year prior to the next annual meeting of stockholders.

Members of the standing committees will be appointed at the meeting of the Board of Directors immediately following the Annual Meeting. The Board of Directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

Compensation of Directors
Directors of the Company who are not employees of the Company were paid, during 2001, an annual retainer of $15,000 in cash payable in quarterly installments, plus an attendance fee of $750 per day for each day on which they attend in person a meeting of the Board of Directors or a committee of the Board of Directors. Effective January 1, 2002, the annual retainer was increased to $25,000; the attendance fee remains unchanged. In the event of the death while in active service of any director who is eligible to receive fees, such director's designated beneficiary or estate will be entitled to receive a one-time life insurance benefit equal to one year's annual retainer. Directors are also reimbursed for reasonable expenses incurred in attending Board of Directors and committee meetings. Directors receiving fees for serving on the Board of Directors in 2001 were Mr. Boushka, Mr. Glenn Simmons, Mr. Harold Simmons, Gen. Stafford, Mr. Stein and Mr. Watson (together, the "Non-Employee Directors").

Prior to 2002, Mr. Boushka, Gen. Stafford and Mr. Stein were annually granted options to purchase 1,000 shares of Tremont Common Stock at an exercise price equal to the last sales price of Tremont Common Stock on the New York Stock Exchange Composite Tape on the date of grant ($35.00 in 2001). Such options were exercisable one year after the date of grant and expired or the fifth anniversary of the date of grant. In December 2001, each such individuals agreed in principle to accept cash equal to the difference between the market price on the date of exercise and the exercise price with respect to all such options still outstanding and the Board voted to discontinue the issuance of such options beginning in 2002.

In addition, pursuant to an intercorporate services agreement between Contran and the Company, certain services were provided by Contran to Tremont during 2001, including services rendered by Harold C. Simmons, a director of the Company. See "Certain Relationships and Transactions-Contractual Relationships" below.

                               EXECUTIVE OFFICERS

Set forth below is certain information relating to the current executive officers of the Company. Biographical information with respect to J. Landis
Martin is set forth under "Election of Directors" above. See also "Certain Relationships and Transactions" below.

Name                     Age     Positions
J. Landis Martin          56     Chairman of the Board,  President  and Chief  Executive  Officer
                                 of  Tremont;   Chairman  of  the  Board,   President  and  Chief
                                 Executive  Officer  of  TIMET;  President  and  Chief  Executive
                                 Officer of NL

Robert E. Musgraves       47     Vice  President,  General  Counsel  and  Secretary  of  Tremont;
                                 Executive Vice President and General Counsel of TIMET

Mark A. Wallace           44     Vice  President,   Chief  Financial  Officer  and  Treasurer  of
                                 Tremont;  Executive Vice President,  Chief Financial Officer and
                                 Treasurer of TIMET

Robert E. Musgraves has served as General Counsel and Secretary of Tremont since 1993 and as Vice President of Tremont since 1994. Mr. Musgraves has been Vice President and General Counsel of TIMET since 1990 and served as Secretary from 1991 to 2000. He was named Executive Vice President of TIMET in 2000.

Mark A. Wallace has served as Vice President, Chief Financial Officer and Treasurer of Tremont since 2000 and was Vice President--Controller and Treasurer of Tremont from 1992 to 1997. Mr. Wallace served as Vice President--Finance and Treasurer of TIMET from 1992 to 1997, Vice President--Strategic Change and Information Technology of TIMET from 1997 to 2000, and Executive Vice President, Chief Financial Officer and Treasurer of TIMET since 2000.

                               SECURITY OWNERSHIP

Ownership of Tremont Common Stock
The following table and accompanying notes set forth, as of the Record Date, the beneficial ownership, as defined by the regulations of the Securities and Exchange Commission (the "Commission"), of Tremont Common Stock held by (a) each person or group of persons known to Tremont to beneficially own more than 5% of the outstanding shares of Tremont Common Stock, (b) each director or nominee for director of Tremont, (c) each executive officer of Tremont listed in the Summary Compensation Table below who is not a director or nominee for director of Tremont and (d) all executive officers and directors of Tremont as a group. See footnote (3) for information concerning individuals and entities that may be deemed to indirectly beneficially own those shares of Tremont Common Stock directly beneficially owned by Valhi and related entities. All information has been taken from or is based upon ownership filings made by such persons with the Commission or upon information provided by such persons to Tremont.

                        Ownership of Tremont Common Stock

                                                                         Tremont Common Stock
                                                                 -----------------------------------
                                                                 Amount and
                                                                    Nature of
                                                                     Beneficial         Percent of
Name of  Beneficial Owner                                         Ownership (#) (1)       Class (2)
                                                                 -------------------    ------------

Greater than 5% Stockholders
    Tremont Group, Inc. and related entities(3)                      5,154,588               80.2%

    JMG Capital Partners, L.P. and related entities (4)                355,800                5.5%

    Dimensional Fund Advisors, Inc. (5)                                339,433                5.3%

Directors and Nominees
    Susan E. Alderton (6)                                                  727              ---
    Richard J. Boushka (7)                                               4,000              ---
    J. Landis Martin (3)                                                20,788              ---
    W. Hayden McIlroy                                                      -0-              ---
    Glenn R. Simmons (3)                                                    19              ---
    Harold C. Simmons (3)                                                  -0-              ---
    Thomas P. Stafford (7)                                               4,000              ---
    Avy H. Stein (7)                                                     4,000              ---
    Steven L. Watson (3)                                                 4,474              ---
    Terry N. Worrell                                                       -0-              ---

Other Executive Officers
    Robert E. Musgraves (8)                                              9,500              ---
    Mark A. Wallace                                                        -0-

All Directors and Executive Officers of the Company as a group
(10 persons) (3)(6)(7)(8)(9)                                            47,508              ---

-------------

     (1)  All beneficial ownership is sole and direct unless otherwise noted.

     (2) No percent of class is shown for holdings of less than 1%. For purposes of calculating individual and group percentages, the number of shares treated as outstanding for each individual includes stock options exercisable by such individual (or all individuals included in the group) within 60 days of the Record Date.

     (3) Tremont Group, Inc. ("TGI"), Tremont Holdings LLC ("TRE Holdings") and Valhi are the direct holders of approximately 80.0% (5,141,421 shares), 0.1% (8,167 shares) and 0.1% (5,000 shares), respectively, of the outstanding shares of Tremont Common Stock.

          Valhi and TRE Holdings are the direct holders of 80.0% and 20.0%, respectively, of the outstanding Common Stock of TGI. NL is the sole member of TRE Holdings. Valhi and Tremont are the direct holders of approximately 61.7% and 20.9%, respectively, of the outstanding shares of NL Common Stock. Tremont is the direct holder of approximately 38.5% of the outstanding shares of TIMET Common Stock. Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National"), and Contran are the holders of approximately 81.7%, 9.5%, and 2.1%, respectively, of the outstanding shares of Valhi Common Stock. National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately 88.9% of the outstanding common stock of Southwest. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts. Mr. Simmons, however, disclaims beneficial ownership of any Contran shares held by the Trusts.

          Harold C. Simmons is Chairman of the Board and Chief Executive Officer of TGI, Valhi, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran. Mr. Simmons is also Chairman of the Board of NL and a director of Tremont.

          By virtue of the holding of the offices, the stock ownership and his service as trustee, all as described above, (a) Harold C. Simmons may be deemed to control the entities described above and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of the shares of Tremont, Valhi and NL and TIMET Common Stock held directly by certain of such entities. However, Mr. Simmons disclaims beneficial ownership of such shares beneficially held, directly or indirectly, by any of such entities, except to the extent otherwise expressly indicated in this footnote.

          Glenn R. Simmons and Steven L. Watson are directors of NL, Valhi and Contran, J. Landis Martin is a director of NL and all of such persons are directors of TGI and Tremont. Gen. Thomas P. Stafford is a director of NL and TIMET. Each of such persons disclaims beneficial ownership of the shares of Tremont Common Stock that TGI, NL, Valhi or Contran directly or indirectly beneficially holds and the shares of TIMET Common Stock held by Tremont.

          The Harold Simmons Foundation, Inc. (the "Foundation") directly holds approximately 0.5% of the outstanding shares of Valhi Common Stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is Chairman of the Board and Chief Executive Officer of the Foundation and may be deemed to control the Foundation. Mr. Simmons, however, disclaims beneficial ownership of any shares of Valhi Common Stock held by the Foundation.

          The Combined Master Retirement Trust (the "CMRT") directly holds approximately 0.1% of the outstanding shares of Valhi Common Stock, and approximately 3.1% of the outstanding shares of TIMET Common Stock. Valhi established the CMRT as a trust to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies. Harold
          C. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Valhi's board of directors selects the trustee and members of the trust investment committee for the CMRT. Harold C. Simmons, Glenn R. Simmons and Steven L. Watson are each members of Valhi's board of directors and are participants in one or more of the employee benefit plans that invest through the CMRT. However, each such person disclaims beneficial ownership of the shares of Valhi, and TIMET Common Stock held by the CMRT, except to the extent of his individual, vested beneficial interest in the assets held by the CMRT.

          The Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2") directly holds approximately 0.4% of the outstanding shares of Valhi Common Stock. U.S. Bank National Association serves as the trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations as they come due. Pursuant to the terms of the CDCT No. 2, Contran (a) retains the power to vote the shares of Valhi Common Stock held directly by the CDCT No. 2, (b) retains dispositive power over such shares and (c) may be deemed the indirect beneficial owner of such shares. Mr. Simmons, however, disclaims beneficial ownership of the shares owned, directly or indirectly, by the CDCT No. 2, except to the extent of his interest as a beneficiary of the CDCT No. 2.

          Valmont Insurance Company ("Valmont") and a subsidiary of NL directly own 1,000,000 shares and 1,186,200 shares, respectively, of the outstanding shares of Valhi Common Stock. Valhi directly holds 100% of the outstanding common stock of Valmont. Pursuant to Delaware law, Valhi treats the shares of Valhi Common Stock owned by Valmont and the subsidiary of NL as treasury stock for voting purposes. For the purposes of this footnote, such shares are not deemed outstanding.

          Harold C. Simmons' spouse is the direct owner of 77,000 shares of Valhi Common Stock and 69,475 shares of NL Common Stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. Mr. Simmons disclaims all such beneficial ownership.

          The business address of TGI, Valhi, VGI, National, NOA, Dixie Holding, Contran, the CMRT and the Foundation is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360. The business address of TRE Holdings is 16825 Northchase Drive, Suite 1200, Houston, Texas 77060.

     (4) As reported in a Statement on Schedule 13D, dated November 12, 1997, as filed with the Commission on behalf of JMG Capital Partners, L.P., JMG Convertible Investments, L.P., JMG Capital Management, Inc., Jonathan M. Glaser, Triton Capital Investments, Ltd., Triton Capital Holdings, Ltd. and Pacific Capital Management. The business address of each such holder is 1999 Avenue of the Stars, Suite 1950, Los Angeles, California 90067, except in the case of Triton Capital Investments, Ltd. and Triton Capital Holdings Ltd., for which the business address is Kaya Flamboyan 9, Curacao, Netherland Antilles.

     (5) As reported in a Statement on Schedule 13G, dated January 30, 2002, as filed with the Commission on behalf of Dimensional Fund Advisors Inc. The business address of such holder is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

     (6) The shares of Tremont Common Stock shown as beneficially owned by Susan E. Alderton include 11 shares held for the benefit of Ms. Alderton under the NL Industries, Inc. Retirement Savings Plan (the "NL Savings Plan").

     (7) The shares of Tremont Common Stock shown as beneficially owned by each of Richard J. Boushka, Gen. Thomas P. Stafford and Avy H. Stein include 4,000 shares that each such person has the right to acquire by exercise of stock options within 60 days of the Record Date. In December 2001, each such individual agreed in principle to accept cash, in lieu of shares of Tremont Common Stock, equal to the difference between the market price of Tremont Common Stock on the date of exercise and the exercise price with respect to each such stock option.

     (8) The shares of Tremont Common Stock shown as beneficially owned by Robert E. Musgraves represent shares that Mr. Musgraves has the right to acquire by the exercise of stock options within 60 days of the

          Record Date under the Tremont 1988 Long Term Performance Incentive Plan (the "Tremont Stock Incentive Plan").

     (9) The shares of Tremont Common Stock shown as beneficially owned by "All Directors and Executive Officers of the Company as a group" include 21,500 shares that members of this group have the right to acquire by the exercise of stock options within 60 days of the Record Date under the Tremont Stock Incentive Plan or as described in footnote (7) above.

Tremont understands that Valhi and related entities may consider acquiring or disposing of shares of Tremont Common Stock through open-market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of Tremont Common Stock in the market, an assessment of the business of and prospects for Tremont, financial and stock market conditions and other factors. Tremont may similarly consider such acquisitions of shares of Tremont Common Stock and acquisition or disposition of securities issued by related parties. In 1997, Tremont's Board of Directors authorized the repurchase of up to 2,000,000 shares of Tremont Common Stock. During 1997 and 1998, Tremont repurchased an aggregate of 1,219,000 shares of Tremont Common Stock pursuant to such program. No shares were purchased in 1999, 2000 or 2001. Neither Valhi nor Tremont presently intends to engage in any transaction or series of transactions that would result in the Tremont Common Stock's becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or ceasing to be traded on a national securities exchange.

Ownership of Valhi, TIMET, and NL Common Stock
By virtue of the share ownership described above, for purposes of the Commission's regulations, Valhi may be deemed to be the parent of Tremont, and TIMET and NL may be deemed to be subsidiaries of Tremont. The following table and notes set forth the beneficial ownership, as of the Record Date, of (a) Valhi Common Stock, $.01 par value per share, (b) TIMET Common Stock, $.01 par value per share, and (c) NL Common Stock, $.125 par value per share, held by (i) each director or nominee for director of Tremont, (ii) each executive officer of Tremont listed in the Summary Compensation Table below who is not a director or nominee for director of Tremont, and (iii) all executive officers and directors of Tremont as a group. Except as set forth below and under the heading "Ownership of TIMET Trust Securities" below, no securities of Tremont's parent, subsidiaries or less than majority-owned affiliates are beneficially owned by any director, nominee for director or executive officer of Tremont. All information has been taken from or is based upon ownership filings made by such persons with the Commission or upon information provided by such persons to Tremont.


              Ownership of Valhi Common Stock, TIMET Common Stock, and NL Common Stock (1)(2)

                                        Valhi Common Stock (3)      TIMET Common Stock           NL Common Stock
                                        -----------------------    ----------------------     ----------------------
                                        Number of   Percent        Number     Percent         Number     Percent
                                          Shares     of Class      of Shares   of Class       of Shares   of Class
                                        ----------- -----------    ---------- -----------     ---------- -----------
Directors and Nominees
 Susan E. Alderton (4)                         -0-     ---               -0-     ---             54,294     ---
 Richard J. Boushka                            -0-     ---             6,800     ---                -0-     ---
 J. Landis Martin (5)(6)(7)                    -0-     ---           422,017     ---            340,900     ---
 W. Hayden McIlroy                             -0-     ---               -0-     ---                -0-     ---
 Glenn R. Simmons (8)(9)(10)(11)(12)       203,183     ---             7,000     ---             10,000     ---
 Harold C. Simmons (8)(9)(10)(13)(14)       80,383     ---               -0-     ---             81,475     ---
 Thomas P. Stafford (9)(10)(15)(16)            -0-     ---             5,100     ---              6,000     ---
 Avy H. Stein                                  -0-     ---               -0-     ---                -0-     ---
 Steven L. Watson                          188,635     ---            14,500     ---              7,000     ---
 (8)(9)(10)(17)(18)(19)
 Terry N. Worrell                              -0-     ---               -0-     ---                -0-     ---

Other Executive Officers
 Robert E. Musgraves (20)(21)                  -0-     ---           103,150     ---                -0-     ---
 Mark A. Wallace (22)                          -0-     ---            86,500                        -0-     ---

All Directors and Executive Officers
of the Company as a group (10
persons)
(4)(5)(6)(7)(8)(9)(10)(11)(12)             472,201     ---%          645,067     2.0%           499,669     1.0%
(13)(14)(15) (16) (17)(18)
(19)(20)(21)(22)(23)

--------------

     (1)  All beneficial ownership is sole and direct unless otherwise noted.

     (2) No percent of class is shown for holdings of less than 1%. In addition, for purposes of calculating individual and group ownership percentages, the number of shares treated as outstanding for each individual includes stock options exercisable by such individual (or all individuals included in the group) within 60 days of the Record Date and shares each individual may acquire by conversion of convertible securities.

     (3) As previously noted, the 1,186,200 shares of Valhi Common Stock held by a subsidiary of NL and the 1,000,000 shares of Valhi Common Stock held by Valmont are excluded from the number of shares of Valhi Common Stock outstanding. Tremont understands that Valhi treats these excluded shares as treasury stock for voting purposes pursuant to Delaware law.

     (4) The shares of NL Common Stock shown as beneficially owned by Susan E. Alderton include 13,137 shares credited to Ms. Alderton's account under the NL Savings Plan.

     (5) The shares of TIMET Common Stock shown as beneficially owned by J. Landis Martin include (i) 340,600 shares that Mr. Martin has the right to acquire by the exercise of stock options within 60 days of the Record Date under TIMET's 1996 Long Term Performance Incentive Plan (the "TIMET Stock Incentive Plan"), and (ii) 400 shares held by Mr. Martin's daughters, beneficial ownership of which is disclaimed by Mr. Martin.

     (6) J. Landis Martin holds 3,000 shares of the 6-5/8% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities ("TIMET Trust Securities") of the TIMET Capital Trust I. See "Ownership of TIMET Trust Securities" below. Such TIMET Trust
          Securities are convertible into 4,017 shares of TIMET Common Stock, which amount is included in the TIMET Common Stock ownership number shown for Mr. Martin. No other director, nominee for director or executive officer of the Company is known to hold any TIMET Trust Securities.

     (7) The shares of NL Common Stock shown as beneficially owned by J. Landis Martin include 330,400 shares that Mr. Martin has the right to acquire by the exercise of stock options within 60 days of the Record Date under stock option plans adopted by NL.

     (8) VGI, National, Contran, the Foundation, the CDCT No. 2, the CMRT and Harold C. Simmons' spouse directly beneficially own approximately 81.7%, 9.5%, 2.1%, 0.5%, 0.4%, 0.1% and 0.1%, respectively, of the outstanding shares of Valhi Common Stock. See footnote (3) above regarding certain shares of Valhi Common Stock held by NL and Valmont. See footnote (3) to the table appearing under the heading "Ownership of Tremont Common Stock" above for information concerning individuals and entities that may be deemed to indirectly beneficially own the shares of Valhi Common Stock directly beneficially owned by such entities. Glenn R. Simmons, Harold C. Simmons and Steven L. Watson disclaim beneficial ownership of all of the shares of Valhi Common Stock owned by such entities, except as otherwise noted in such footnote (3).

     (9) Tremont and the CMRT directly beneficially own approximately 38.5% and 3.1%, respectively, of the outstanding shares of TIMET Common Stock. See footnote (3) to the table appearing under the heading "Ownership of Tremont Common Stock" above for information concerning individuals and entities that may be deemed to indirectly beneficially own the shares of TIMET Common Stock directly beneficially owned by Tremont and the CMRT. Gen. Thomas P. Stafford, Glenn R. Simmons, Harold C. Simmons, J. Landis Martin and Steven L. Watson disclaim beneficial ownership of all of the shares of TIMET Common Stock owned by Tremont and the CMRT, except as otherwise noted in such footnote (3).

     (10) Valhi and Tremont directly beneficially own approximately 61.7% and 20.9%, respectively, of the outstanding shares of NL Common Stock. See footnote (3) to the table appearing under the heading "Ownership of Tremont Common Stock" above for information concerning individuals and entities that may be deemed to indirectly beneficially own the shares of NL Common Stock directly beneficially owned by Valhi and Tremont. Gen. Thomas P. Stafford, Glenn R. Simmons, Harold C. Simmons, J. Landis Martin and Steven L. Watson disclaim beneficial ownership of all of the shares of NL Common Stock owned by Valhi and Tremont.

     (11) The shares of Valhi Common Stock shown as beneficially  owned by Glenn
          R. Simmons include 200,000 shares that Mr. Simmons has the right to acquire by the exercise of stock options within 60 days of the Record Date under stock option plans adopted by Valhi. In addition, such shares include 800 shares held in a retirement account for Mr. Simmons' wife, beneficial ownership of which is disclaimed by Mr. Simmons.

     (12) The shares of NL Common Stock shown as beneficially owned by Glenn R. Simmons include 8,000 shares that Mr. Simmons has the right to acquire by the exercise of stock options within 60 days of the Record Date under stock option plans adopted by NL.

     (13) The shares of Valhi Common Stock shown as beneficially owned by Harold
          C. Simmons include 77,000 shares held by Mr. Simmons' wife, beneficial ownership of which is disclaimed by Mr. Simmons.

     (14) The shares of NL Common Stock shown as beneficially owned by Harold C. Simmons include 8,000 shares that Mr. Simmons has the right to acquire by the exercise of stock options within 60 days of the Record Date under stock option plans adopted by NL. In addition, such shares include 69,475 shares held by Mr. Simmons' wife, beneficial ownership of which is disclaimed by Mr. Simmons.

     (15) The shares of TIMET Common Stock shown as beneficially owned by Thomas
          P. Stafford include 1,500 shares that Gen. Stafford has the right to acquire by the exercise of stock options within 60 days of the Record Date under stock option plans adopted by TIMET.

     (16) The shares of NL Common Stock shown as beneficially owned by Thomas P. Stafford include 4,000 shares that Gen. Stafford has the right to acquire by the exercise of stock options within 60 days of the Record Date under stock option plans adopted by NL.

     (17) The shares of Valhi Common Stock shown as beneficially owned by Steven
          L. Watson include 170,000 shares that Mr. Watson has the right to acquire by the exercise of stock options within 60 days of the Record Date under stock option plans adopted by Valhi.

     (18) The shares of TIMET Common Stock shown as beneficially owned by Steven
          L. Watson include 5,000 shares that Mr. Watson has the right to acquire by the exercise of stock options within 60 days of the Record Date under stock option plans adopted by TIMET.

     (19) The shares of NL Common Stock shown as beneficially owned by Steven L. Watson include 2,000 shares that Mr. Watson has the right to acquire by the exercise of stock options within 60 days of the Record Date under stock option plans adopted by NL.

     (20) Of the shares of TIMET Common Stock shown as beneficially owned by Robert E. Musgraves 14,400 shares are pledged to TIMET to secure repayment of loans from TIMET used to purchase such shares or pay taxes with respect to restricted shares on which the restrictions have lapsed. See "Certain Relationships and Transactions--Contractual Relationships--TIMET Executive Stock Ownership Loan Plan" below.

     (21) The shares of TIMET Common Stock shown as beneficially owned by Robert
          E. Musgraves include (i) 52,800 shares that Mr. Musgraves has the right to acquire by the exercise of stock options within 60 days of the Record Date under the TIMET Stock Incentive Plan, (ii) 200 shares held by members of Mr. Musgraves' household, beneficial ownership of which is disclaimed by Mr. Musgraves and (iii) 24,000 shares of TIMET Common Stock that represent restricted shares under the terms of the TIMET Stock Incentive Plan with respect to which shares Mr. Musgraves has the power to vote and receive dividends.

     (22) The shares of TIMET Common Stock shown as  beneficially  owned by Mark
          A. Wallace include (i) 48,000 shares that Mr. Wallace has the right to acquire by the exercise of stock options within 60 days of the Record Date under the TIMET Stock Incentive Plan and (ii) 24,000 shares of TIMET Common Stock that represent restricted shares under the terms of the TIMET Stock Incentive Plan with respect to which shares Mr. Wallace has the power to vote and receive dividends.

     (23) The shares of Valhi, TIMET, and NL Common Stock shown as beneficially owned by "All Directors and Executive Officers of the Company as a group" include 370,000, 447,900 and 352,400 shares, respectively, that members of this group have the right to acquire by the exercise of stock options within 60 days of the Record Date under stock option plans adopted by each such company with respect to its employees and/or directors and, in the case of TIMET Common Stock, 4,017 shares that members of this group have the right to acquire by the conversion of TIMET Trust Securities.

Ownership of TIMET Trust Securities
The TIMET Capital Trust I (the "TIMET Trust") is a statutory business trust formed under the laws of the State of Delaware, all of whose common securities are owned by TIMET. The TIMET Trust Securities represent undivided beneficial interests in the TIMET Trust. The TIMET Trust exists for the sole purpose of issuing the TIMET Trust Securities and investing in an equivalent amount of 6-5/8% Convertible Junior Subordinated Debentures due 2026 (the "Debentures") of TIMET. The TIMET Trust Securities are convertible, at the option of the holder thereof, into an aggregate of approximately 5.4 million shares of TIMET Common Stock at a conversion rate of 1.339 shares of TIMET Common Stock for each TIMET Trust Security. TIMET has, in effect, fully and unconditionally guaranteed repayment of all amounts due on the TIMET Trust Securities.

The TIMET Trust Securities were issued pursuant to an offering exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to an agreement with the original purchasers of the TIMET Trust Securities, TIMET has filed a registration statement under the Securities Act to register, among other things, the TIMET Trust Securities, the Debentures, the TIMET Common Stock issuable upon the conversion of the TIMET Trust Securities, and certain other shares of TIMET Common Stock that are held by, or may be acquired by, Tremont. See "Certain Relationships and Transactions--Contractual Relationships--Registration Rights" below. Except as set forth in footnote (7) to the table under the heading "Ownership of Valhi, TIMET, and NL Common

Stock," no director, nominee for director or executive officer of Tremont is known to hold any TIMET Trust Securities.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation of Executive Officers The following table and accompanying notes set forth certain information regarding the compensation paid by Tremont and TIMET for services rendered by (i) Tremont's Chief Executive Officer and (ii) each of Tremont's two other current executive officers serving as such during 2001, in each case for services rendered during each of the fiscal years 1999, 2000 and 2001 (regardless of the year in which actually paid).

                        Summary Compensation Table (1)(2)


                                                                         Long Term Compensation
                                                                               Awards
Names and Position                         Annual Compensation         Restricted      Securities     All Other
------------------                         -------------------         Stock           Underlying    Compensation
                                 Year   Salary ($)      Bonus ($)(3)   Awards($)(4)    Options (#)      ($) (5)
                                 ----   ----------    --------         ----------      -----------     --------


Current Executive Officers
J. Landis Martin (6)             2001      500,000    2,000,000             -0-           -0-         22,046
    Chairman of the Board,       2000      500,000          -0-             -0-       250,000         22,046
    President and Chief
    Executive Officer
                                 1999      500,000          -0-             -0-       111,000         18,135


Robert E. Musgraves (7)          2001      250,000      330,000             -0-           -0-         16,034
    Vice President, General      2000      247,917       30,000         185,000           -0-         15,966
    Counsel and Secretary
                                 1999      225,000       45,000             -0-        27,000         14,390

Mark A. Wallace (8)              2001      250,000      130,000             -0-           -0-         52,134
    Vice President, Chief        2000      245,833       40,000         185,000           -0-         13,906
    Financial Officer and
    Treasurer
                                 1999      200,000       40,000             -0-        30,000         12,499

-----------------------

     (1) Columns required by the regulations of the Commission that would contain no entries have been omitted.

     (2) J. Landis Martin, Tremont's Chairman, President and Chief Executive Officer, Robert E. Musgraves, Tremont's Vice President, General Counsel and Secretary, and Mark A. Wallace, Tremont's Vice President, Chief Financial Officer and Treasurer, also currently serve as executive officers of TIMET. The amounts shown as salary and bonus for Mr. Martin, Mr. Musgraves and Mr. Wallace represent the full amount paid by TIMET for services rendered by such persons on behalf of both TIMET and Tremont during 1999, 2000 and 2001. Pursuant to an intercorporate services agreement, in each of 1999, 2000 and 2001, Tremont reimbursed TIMET for approximately 10% of the TIMET salary and regular bonus of each of Mr. Martin, and Mr. Musgraves, and, for 2000 and 2001, of Mr. Wallace, plus a proportionate share of applicable estimated fringe benefits and overhead expense for each as follows:

                          Year Martin Musgraves Wallace
                           2001           $60,000      $45,600        $45,600
                           2000           $60,000      $33,360        $31,570
                           1999           $60,000      $32,760            -0-

          Tremont expects that Mr. Martin, Mr. Musgraves, and Mr. Wallace will each devote approximately 10% of their total TIMET/Tremont time during 2002 to Tremont matters. Accordingly, it is anticipated that Tremont will reimburse TIMET for such proportionate percentage of the 2002 salary and regular bonus paid by TIMET to such individuals (plus a proportionate share of applicable estimated fringe benefits and overhead expense for each) pursuant to an intercorporate services agreement. See "Certain Relationships and Related Transactions--Contractual Relationships--TIMET Intercorporate Services Agreement" below.

          Tremont beneficially owns approximately 20.9% of the outstanding shares of NL Common Stock. For financial reporting purposes, Tremont reports its interest in NL by the equity method. For each of the years 1999-2001, J. Landis Martin also served as an executive officer of NL and was separately compensated by NL for such services. Appended to this Proxy Statement as Appendix A is information with respect to compensation paid by NL to Mr. Martin for services rendered to NL for each such year.

     (3) Under TIMET's variable incentive compensation plan (the "TIMET Employee Cash Incentive Plan") applicable during 1999 and 2000 to Mr. Musgraves and Mr. Wallace, a portion of the compensation payable to such individuals under this plan is based upon TIMET's financial performance, while the balance is based on the assessed performance of the individual officer. In lieu of participating in the TIMET Employee Cash Incentive Plan, Mr. Martin participates in TIMET's Senior
          Executive Cash Incentive Plan (the "TIMET Senior Executive Cash Incentive Plan") which provides for payments based solely upon TIMET's financial performance. Except as indicated in this note and as reflected in footnotes (6) and (7) below, the amounts shown in the "Bonus" column for 1999 and 2000 represent amounts paid under the TIMET Employee Cash Incentive Plan or the TIMET Senior Executive Cash Incentive Plan, as applicable to such individual. Except as reflected in footnote (7) below, the amounts shown in the "Bonus" column for 2001 for Mr. Musgraves and Mr. Wallace were paid pursuant to a special discretionary bonus program for certain TIMET employees approved by the TIMET Board of Directors.

     (4) The amounts shown for Mr. Musgraves and Mr. Wallace under the heading "Long Term Compensation-Awards-Restricted Stock Awards" represent 40,000 shares each of restricted TIMET Common Stock granted to such individuals under the TIMET Stock Incentive Plan on February 23, 2000, valued at the closing price for TIMET Common Stock on such date ($4.625 per share). As of December 31, 2001, Mr. Musgraves and Mr. Wallace each held 32,000 shares of restricted TIMET Common Stock (valued at $127,680 at the $3.99 per share closing price of TIMET Common Stock on such date). The restrictions lapse as to 20% of such shares on each of the first five anniversaries of such grant date. Any shares as to which restrictions have not lapsed are subject to forfeiture in the event of the termination of the individual's employment with TIMET (for reasons other than death, disability or retirement). Holders of restricted stock are entitled to vote and receive dividends with respect to such shares prior to the date restrictions lapse thereon.

     (5) Except as otherwise indicated in footnote (8) below, "All Other Compensation" amounts represent (i) matching contributions made or accrued by TIMET pursuant to the savings feature of TIMET's Retirement Savings Plan, (ii) retirement contributions made or accrued by TIMET pursuant to the TIMET Retirement Savings Plan, (iii) life insurance premiums paid by TIMET and (iv) long-term disability insurance premiums paid by TIMET, as follows:


                                      Year        Martin        Musgraves         Wallace
                Savings Match ($)     2001         5,000          2,530            2,500
                                      2000         5,000          2,509            2,456
                                      1999         1,600          1,600            1,600

                       Retirement     2001         8,670          6,290            5,100
                 Contribution ($)
                                      2000         8,670          6,290            5,100
                                      1999         8,160          5,920            4,800


              Life Insurance ($)      2001           -0-          1,599            1,444
                                      2000           -0-          1,552            1,368
                                      1999           -0-          1,253            1,053

                       Long-Term      2001         8,376          5,615            5,101
            Disability Insurance      2000         8,376          5,615            4,982
                             ($)      1999         8,375          5,617            5,046

     (6) The amount shown as "Bonus" for Mr. Martin for 2001 represents special awards made by the Boards of Directors of Tremont and TIMET ($1,000,000 each) in connection with the favorable settlement of certain litigation involving TIMET. With respect to the TIMET bonus, $550,000 was paid in 2001. The remaining portions were paid in March 2002 (with accrued interest at 7% per annum; $19,275 accrued with interest was outstanding at December 31, 2001). The Tremont bonus is to be paid in five annual installments of $200,000 each beginning in 2002, with interest accruing on unpaid portions at 7% per annum ($39,000 in interest accrued at December 31, 2001).

     (7) Of the amount shown in the "Bonus" column for 2001 for Mr. Musgraves, $200,000 represents a special bonus awarded by TIMET's Board of Directors in connection with the favorable settlement of certain litigation involving TIMET. The total amount of such bonus award was $360,000, $200,000 paid in 2001, and the balance of which will be paid in two installments of $80,000 each in 2002 and 2003, subject to Mr. Musgraves' satisfaction of certain conditions.

     (8) "All Other Compensation" for Mr. Wallace for 2001 includes a country club initiation fee of $38,000.

Stock Option/SAR Grants in Last Fiscal Year
Under the terms of the Tremont Stock Incentive Plan, no additional grants of stock options or stock appreciation rights ("SARs") were permitted after 1998. No grants of stock options or SARs were made to executive officers of Tremont under the TIMET Stock Incentive Plan in 2001.

Stock Option Exercises and Holdings
In 1996, following the commencement of public trading of TIMET Common Stock, executive officers of Tremont have been granted stock options only pursuant to the TIMET Stock Incentive Plan. The following table and accompanying notes provide information, with respect to the executive officers of Tremont listed in the Summary Compensation Table above, concerning the exercise of Tremont and TIMET stock options during the last fiscal year and the value of unexercised Tremont and TIMET stock options held as of December 31, 2001. Mr. Wallace does not hold any Tremont stock options. No SARs have been granted under the Tremont Stock Incentive Plan or the TIMET Stock Incentive Plan. See also "Certain Relationships and Transactions--Contractual Relationships--Option Reimbursement Agreements" below.



         Aggregated Option Exercises in 2001 and 12/31/01 Option Values

                                                                 Number of Securities         Value of
                                                                      Underlying            Unexercised,
                                                                 Unexercised Options        In-the-Money
                                    Shares                           at 12/31/01        Options at 12/31/01
                                 Acquired on        Value           (Exercisable/          (Exercisable/
Name                             Exercise (#)   Realized ($)      Unexercisable) (#)     Unexercisable) ($)
----                             ------------   ------------      ------------------     ------------------

Tremont
J. Landis Martin                        -0-      1,098,900             -0-/-0-                -0-/-0-
Robert E. Musgraves                     -0-            -0-            9,500/-0-             174,394/-0-

TIMET
J. Landis Martin                        -0-            -0-         191,400/358,600            -0-/-0-
Robert E. Musgraves                     -0-            -0-          41,400/25,200             -0-/-0-
Mark A. Wallace                     12,000         54,391           36,600/26,400             -0-/-0-


     (1) Pursuant to an agreement with Tremont in 2001, Mr. Martin's remaining vested Tremont stock options were cancelled for a deferred cash payment equal to the difference between the market price of Tremont common stock on that date and respective exercise prices of the options cancelled, multiplied by the respective number of such options cancelled. Amounts owing to Mr. Martin under this agreement are payable on such dates and in such amounts as directed by Tremont's Management Development and Compensation Committee, but in any event no later than December 19, 2006; provided, however, that if the payment of any such amount would not be deductible by Tremont for tax purposes under the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision, Tremont may, in its sole discretion, defer such payment until the earliest time at which the payment of such amount would be deductible by it. Unpaid amounts accrue interest at seven percent (7%) per annum, compounded quarterly ($2,740 in interest accrued at December 31, 2001).

Severance Arrangements
In 1999, TIMET adopted a policy applicable to certain executive officers of TIMET, including Mr. Martin, Mr. Musgraves and Mr. Wallace, providing that the following payments will be made to such individual by TIMET in the event his employment is terminated by TIMET without cause (as defined in the policy) or such individual terminates his employment with TIMET for good reason (as defined in the policy): (i) one times such individual's annual TIMET base salary, (ii) prorated bonus for the year of termination and (iii) certain other benefits.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of Tremont's Board of Directors presents the following report on executive compensation. The Compensation Committee is composed of directors who are neither officers nor employees of Tremont, its subsidiaries or affiliates and who are not eligible to participate in any of the employee benefit plans administered by it.

As previously indicated, none of Tremont's executive officers is directly compensated by Tremont. Mr. Martin, Tremont's Chairman, President and Chief Executive Officer, was compensated directly by TIMET and NL in 2001, and will be compensated directly by TIMET and NL in 2002. Mr. Musgraves and Mr. Wallace were each compensated directly by TIMET during 2001, and will each be compensated by TIMET during 2002. Tremont, through an intercorporate services agreement, reimburses TIMET for a portion of the compensation paid to each of Tremont's executives by TIMET (see "Certain Relationships and Transactions-Contractual Relationships" below). TIMET (as well as NL) currently maintains a compensation committee of that company's Board of Directors that addresses the compensation directly paid to these affected individuals and separately reports on these matters to its stockholders in its proxy statement.

Consequently, beginning in 1997, the role of Tremont's Compensation Committee relating to compensation for its executive officers has been limited to evaluating and recommending to the full Tremont Board the portion of such individuals' compensation that would be subject to reimbursement under Tremont's intercorporate services agreement with TIMET. This evaluation takes into account the Compensation Committee's view of the reasonableness of the allocation and amount in relation to the amount of time being devoted by such individuals to the affairs of Tremont and the cost that might be expected to be incurred by Tremont were it to hire separate individuals to perform these functions on a full-time basis.

For 2001, the Compensation Committee recommended that the full Board of Directors approve an intercorporate services agreement with TIMET providing for payment to TIMET of approximately $383,000 in 2001, including approximately $144,000 related to reimbursement for compensation paid by TIMET to Tremont's executives. This was based upon an allocation of approximately 10% of each such executive's TIMET compensation (including base salary, regular incentive compensation, and an allocated portion of benefit costs), which the Compensation Committee felt to be reasonable and less than Tremont would incur were it to fill such positions with separate, full-time employees.

In 1993, Congress amended the Internal Revenue Code to impose a $1 million deduction limit on compensation paid to the chief executive officer and the four other most highly compensated executive officers of public companies, subject to certain transition rules and exceptions for compensation received pursuant to non-discretionary, performance-based plans approved by such companies' stockholders. The Compensation Committee does not believe that any existing compensation program of Tremont could give rise to a deductibility limitation at current executive compensation levels.

The role of the Compensation Committee will be reassessed periodically based upon any changes in facts or circumstances that might occur.

                                                Management Development and
                                                     Compensation Committee
                                                Gen. Thomas P. Stafford (Chair)
                                                Richard J. Boushka
                                                Avy H. Stein

                           INDEPENDENT AUDITOR MATTERS

Independent Auditors
The firm of PricewaterhouseCoopers LLP served as Tremont's independent auditors for the year ended December 31, 2001, has been appointed to review Tremont's quarterly unaudited consolidated financial statements to be included in its Quarterly Reports on Form 10-Q for the first three quarters of 2002 and is expected to be considered for appointment to audit Tremont's annual consolidated financial statements for the year ending December 31, 2002. Representatives of PricewaterhouseCoopers LLP are not expected to attend the Meeting.

Audit Committee Report
Tremont's  management  is  responsible  for  the  financial  reporting  process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Tremont's independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee's responsibility is to monitor and review these processes on behalf of the Board of Directors. However, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

The Audit Committee has reviewed and discussed Tremont's audited consolidated financial statements for the year ended December 31, 2001 with Tremont's management and independent auditors. In fulfilling its oversight responsibilities, the Audit Committee also discussed with the independent auditors the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements, as required by Statement on Auditing Standards No. 61. The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence from management and the Company. The Audit Committee also considered whether the independent auditors' provision of non-audit services to Tremont and its subsidiaries is compatible with such auditors' independence. Additionally, the Audit Committee discussed with Tremont's management and the independent auditors such other matters as the Audit Committee deemed appropriate. Based on the Audit Committee's review of Tremont's audited consolidated financial statements and the Audit Committee's discussions with Tremont's management and independent auditors of the matters identified above, the Audit Committee recommended to the Board of Directors that Tremont's audited consolidated financial statements for the year ended December 31, 2001 be included in Tremont's Annual Report on Form 10-K for the year ended December 31, 2001, which has been filed with the Commission.

                                                    Audit Committee
                                                    Richard J. Boushka (Chair)
                                                    Gen. Thomas P. Stafford
                                                    Avy H. Stein

Audit Fees, Financial Information Systems Design and Implementation Fees and Other Fees The following table shows the aggregate fees PricewaterhouseCoopers LLP has billed or is expected to bill to Tremont and its subsidiaries for the identified categories of services rendered for 2001.

                                                                 Financial Information
                                                                 Systems Design and
              Entity                          Audit Fees (1)     Implementation Fees      All Other Fees(2)
-------------------------------              ----------------   ----------------------   -------------------

Tremont Corporation                             $ 60,200               $-0-                    -0-
Titanium Metals Corporation (3)                  502,500                -0-                112,750
NL Industries, Inc. (3)                          512,911                -0-                124,476
                                                 -------               ----               -------
Total                                         $1,075,611               $-0-               $237,226
                                              ==========               ====               ========

--------------------

     (1) Includes (a) fees for the audit of the entity's consolidated financials statements for the year ended December 31, 2001, (b) if applicable, reviews of the unaudited quarterly financial statements appearing in the entity's Forms 10-Q for each of the first three quarters of 2001 and (c) estimated out-of-pocket costs PricewaterhouseCoopers LLP incurred in such audits and reviews, for which the entity reimburses PricewaterhouseCoopers LLP.

     (2) For TIMET, "All Other Fees" includes $66,750 for tax consulting services, $25,000 for compensation studies and $21,000 for evaluation of potential investments. For NL, "All Other Fees" relates primarily to pension plan audits and tax consulting services.

     (3) Tremont accounts for its interests in TIMET and NL by the equity method.

                                PERFORMANCE GRAPH

Set forth below is a line graph comparing, for the period commencing December 31, 1996 and ending December 31, 2001, the cumulative total stockholder return on Tremont Common Stock against the cumulative total return of (a) the S & P Composite 500 Stock Index, (b) the S&P Chemicals Index, which is utilized as a comparison of performance by NL , and (c) TIMET's self-selected peer group, comprised solely of RTI International Metals, Inc. (NYSE: RTI) (formerly RMI Titanium Company), the principal U.S. competitor of TIMET in the titanium metals industry for which meaningful, same-period stockholder return information is available. The graph shows the value at December 31 of each year, assuming an original investment of $100 in each and reinvestment of cash dividends and other distributions to stockholders.


      Comparison of Five Year Cumulative Return Among Tremont Corporation,
             S&P Composite 500 Stock Index, the S&P Chemicals Index
                     and the Self-Selected TIMET Peer Group




                                     [Chart]

















                Copyright(C)2002 Standard & Poor's, a division of
              The McGraw-Hill Companies, Inc. All rights reserved.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

Relationships with Related Parties

As set forth under the caption "Security Ownership" above, Tremont may be deemed to be controlled by Harold C. Simmons. Tremont and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in (a) intercorporate transactions with related companies such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of a publicly held, minority equity interest in another related party. Tremont continuously considers, reviews and evaluates, and understands that Contran, Valhi and related entities also consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that Tremont might be a party to one or more of such transactions in the future. In connection with these activities, Tremont may consider issuing additional equity securities or incurring additional indebtedness. Tremont's acquisition activities have in the past and may in the future include participation in the acquisition or restructuring activities conducted by Contran, NL and other companies that may be deemed to be controlled by Harold C. Simmons. It is the policy of Tremont to engage in transactions with related parties on terms that are, in the opinion of Tremont, no less favorable to Tremont than could be obtained from unrelated parties.

Susan E. Alderton, a director of Tremont, was previously Vice President, Chief Financial Officer and Treasurer of NL. J. Landis Martin, Chairman of the Board, President and Chief Executive Officer of Tremont, is also a director, President and Chief Executive Officer of NL, and Chairman, President and Chief Executive Officer of TIMET. Glenn R. Simmons, a director of Tremont, is also Chairman of the Board of Keystone and CompX, Vice Chairman of the Board of Contran and Valhi and a director of TIMET and NL. Harold C. Simmons, a director of Tremont, is also Chairman of the Board and Chief Executive Officer of Contran and Valhi, and Chairman of the Board of NL. Gen. Thomas P. Stafford, a director of Tremont, is also a director of TIMET and NL. Steven L. Watson, a director and Assistant Secretary of Tremont, is also an executive officer of Contran, NL and Valhi and a director of Contran, CompX, Keystone, Valhi, NL and TIMET. Robert E. Musgraves, Vice President, General Counsel and Secretary of Tremont, is also Executive Vice President and General Counsel of TIMET. Mark A. Wallace, Vice President, Chief Financial Officer and Treasurer of Tremont, is also Executive Vice President, Chief Financial Officer and Treasurer of TIMET. Joan H. Prusse, Assistant General Counsel and Assistant Secretary of Tremont, is Vice President, Deputy General Counsel and Secretary of TIMET. David B. Garten, Assistant Secretary of Tremont, is Vice President, General Counsel and Secretary of NL. Robert D. Hardy, Assistant Treasurer of Tremont, holds a similar position at TIMET and is also Vice President, Chief Financial Officer, Controller, Treasurer and Assistant Secretary of NL. Elizabeth Maercklein is Assistant Treasurer for both Tremont and TIMET. Sandra K. Goebel is an Assistant Secretary for both Tremont and TIMET. Tremont understands that all such persons are expected to continue to serve in such capacities in 2002. Such individuals divide their time among the companies for which they serve as officers. Such management interrelationships and intercorporate relationships may lead to possible conflicts of interest. These possible conflicts of interest may arise from the duties of loyalty owed by persons acting as corporate fiduciaries to two or more companies under circumstances in which such companies may have conflicts of interest.

Although no specific procedures are in place that govern the treatment of transactions among Tremont, Contran, Valhi, TIMET and NL, the board of directors of each of these companies (with the exception of Contran) includes one or more members who are not officers or directors of any entity that may be deemed to be related to Tremont. Additionally, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors and officers owe fiduciary duties of good faith and fair dealing to stockholders of all the companies for which they serve.

Contractual Relationships

NL Registration Rights Agreement
In connection with the 1991 purchase by Tremont of 7.8 million shares of NL Common Stock from Valhi, NL entered into a Registration Rights Agreement pursuant to which Tremont received certain registration rights with respect to the purchased shares. Unless all registration rights are exercised earlier, such agreement expires in December 2001.

Insurance Sharing Agreement
Tall Pines Insurance Company, a wholly owned captive insurance subsidiary of Tremont ("Tall Pines"), has assumed the obligations of the issuer of certain reinsurance contracts that relate to primary insurance policies issued by a third-party insurance company in favor of Tremont and NL. Tall Pines and NL are parties to an insurance sharing agreement with respect to such reinsurance contracts (the "NL Insurance Sharing Agreement"). Under the terms of the NL
Insurance Sharing Agreement, NL will reimburse Tall Pines with respect to certain loss payments made by Tall Pines that (a) arise out of claims against NL and its subsidiaries (the "NL Liabilities"), and (b) are subject to payment by Tall Pines under its reinsurance contracts with the third-party insurance company. Also pursuant to the NL Insurance Sharing Agreement, Tall Pines is to credit NL with respect to certain underwriting profits or recoveries that Tall Pines receives from independent reinsurers that relate to the NL Liabilities. As of December 31, 2001, NL had a current accounts payable to Tall Pines of approximately $0.6 million with respect to such Agreement. At December 31, 2001, NL had $1.7 million of restricted cash equivalents that collateralized letters of credit relating to the NL Liabilities issued and outstanding on behalf of Tall Pines pursuant to the NL Insurance Sharing Agreement.

Contran Intercorporate Services Agreement
During 2001, Contran and Tremont were parties to an intercorporate services agreement (the "Contran ISA") that provides that Contran will render certain management functions to Tremont and its subsidiaries, including services rendered by Harold C. Simmons. During 2001, fees for services provided by Contran to Tremont were approximately $1.3 million. The Contran ISA is subject to automatic renewal and may be terminated by either party pursuant to written notice delivered at least 30 days prior to a quarter-end. Tremont expects to enter into a similar agreement for 2002 providing for payments by Tremont to Contran of approximately the same amount. Tremont will continue to pay directors' fees and expenses separately to Glenn R. Simmons, Harold C. Simmons and Steven L. Watson. See "Compensation of Directors" above.

NL Intercorporate Services Agreements
NL and Tremont are parties to an intercorporate services agreement (the "NL ISA") whereby NL makes available to Tremont certain services with respect to Tremont's tax compliance and consulting needs and use of NL's corporate aircraft. Tremont paid NL fees of approximately $0.1 million for services pursuant to the NL ISA during 2001. The NL ISA is subject to automatic renewal and may be terminated by either party pursuant to written notice delivered at least 30 days prior to a quarter-end.

TIMET Intercorporate Services Agreement
Tremont and TIMET are parties to an intercorporate services agreement (the "TIMET ISA") that provides that TIMET will render certain management, financial, tax and administrative services to

Tremont, including provision for the reimbursement by Tremont to TIMET of a portion of the salary, bonus and overhead expense for the executive officers of Tremont. The TIMET ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered at least 30 days prior to a quarter-end. During 2001, fees for services provided by TIMET to Tremont were approximately $0.4 million. Tremont expects to enter into a similar agreement for 2002 providing for comparable services and payments.

Utility Services
In connection with the operations of TIMET's Henderson, Nevada facility, TIMET purchases certain utility services from Basic Management, Inc. and its subsidiaries (collectively, "BMI") pursuant to various agreements. A wholly owned subsidiary of Tremont owns approximately 32% of the outstanding equity securities of BMI (representing 26% of the voting securities of BMI). During 2001, fees for such utility services provided by BMI to TIMET were approximately $1.5 million.

Tax Sharing Agreement
Effective January 1, 2001, Tremont and NL are included in the consolidated United States federal income tax return of Contran (the "Contran Tax Group"). As a member of the Contran Tax Group, Tremont is a party to a tax sharing agreement (the "Contran Tax Agreement"). The Contran Tax Agreement provides that Tremont compute its provision for U.S. income taxes on a separate company basis using the tax elections made by Contran. Pursuant to the Contran Tax Agreement, and using the tax elections made by Contran, Tremont will make payments to or receive payments from Valhi in amounts it would have paid to or received from the Internal Revenue Service had it not been a member of the Contran Tax Group. Refunds are limited to amounts previously paid under the Contran Tax Agreement unless Tremont was entitled to a refund from the U.S. Internal Revenue Service on a separate company basis. At December 31, 2001 there were no tax-related balances due to or from affiliates.

Contran Advances/Affiliate Loan Agreement
During 1999, 2000 and through February 2001, Tremont borrowed a net amount of $13.4 million from Contran to finance the purchase of shares of NL and TIMET Common Stock and for other general corporate purposes. These advances, which were payable upon demand, bore interest at the prime rate from time to time, less 0.5% (an effective rate of 9.0% at December 31, 2000). The outstanding balance of this loan ($13.4 million plus accrued interest) was repaid in February 2001 with the proceeds of a new $13.4 million revolving loan from an affiliate of NL, NL Environmental Management Services, Inc. ("NL EMS"). The new loan from NL EMS matures on March 31, 2003. The maximum borrowing amount of the new loan at refinancing was $13.4 million, which is reduced by $250,000 each quarter beginning June 30, 2001. The new loan bears interest at 2% above the prime rate. In addition, Tremont is required to pay a commitment fee of 1/2 of 1% per annum of the average unused line. The new revolving loan is collateralized by the 10.2 million shares of NL Common Stock owned by Tremont. At December 31, 2001, the loan balance was $12.7 million, the maximum available under the loan agreement, and the interest rate was 8%.

Insurance Matters
Tall Pines, Valmont Insurance Company ("Valmont") and EWI RE, Inc. ("EWI, Inc.") provide for or broker certain of Tremont's and TIMET's insurance policies. Tall Pines is a wholly owned captive insurance company of Tremont. Valmont is a wholly owned captive insurance company of Valhi. During 2001, one of the daughters of Harold C. Simmons and a wholly owned subsidiary of Contran owned, directly or indirectly, 57.8% and 42.2%, respectively, of the outstanding common stock of EWI, Inc. and of the membership interests of EWI, Inc.'s management company, EWI RE, Ltd. (collectively with EWI, Inc., "EWI"). Through December 31, 2000, a son-in-law of Harold C. Simmons, managed the operations of EWI. Subsequent to December 31, 2000, pursuant to an agreement that terminates on December 31, 2002, such son-in-law provides advisory services to EWI as requested by EWI, for which the son-in-law is paid $11,875 per month and receives certain other benefits under EWI's benefit plans. Consistent with insurance industry practices, Tall Pines, Valmont and EWI, Inc. receive commissions from the insurance and reinsurance underwriters for the policies that they provide or broker. During 2001, Tremont and TIMET paid approximately $0.04 million and $2.8 million, respectively, for policies provided or brokered by Tall Pines, Valmont and/or EWI, Inc. These amounts principally included payments for insurance and reinsurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines, Valmont and EWI. In Tremont's opinion, the amounts that Tremont paid for these insurance policies are reasonable and similar to those it could have obtained through unrelated insurance companies and/or brokers. Tremont understands that TIMET takes the same view with respect to the amounts paid by TIMET. Tremont expects that these relationships with Tall Pines, Valmont, and EWI will continue in 2002.

In January 2002, NL purchased EWI from its previous owners for an aggregate cash purchase price of approximately $9 million, and EWI became a wholly owned subsidiary of NL. The purchase was approved by a special committee of NL's Board of Directors consisting of two of its independent directors, and the purchase price was negotiated by the special committee based upon its consideration of relevant factors, including but not limited to due diligence performed by independent consultants and an appraisal of EWI conducted by an independent third party selected by the special committee.

TIMET Executive Stock Ownership Loan Plan
Under TIMET's Executive Stock Ownership Loan Plan, approved by the TIMET Board of Directors in 1998 and the TIMET stockholders in 2000, TIMET's executive officers may borrow funds to purchase TIMET Common Stock or to pay taxes payable with respect to vesting shares of restricted stock. Each executive may borrow up to 50% of his or her base salary per calendar year and 200% of such base salary in the aggregate. Interest accrues at a rate equal to .0625% per annum above TIMET's effective borrowing rate at the time of the loan, subject to annual adjustment, and is payable quarterly. The effective interest rate in 2001 was 8.22625% (4.025% for 2002). Principal is repayable in equal annual installments commencing on the sixth anniversary of the loan. Repayment of the loans is secured by the stock purchased with the loan proceeds or the stock for which loan proceeds were used to pay taxes. The loans are "full recourse" to the executive personally, except that in the case of a sale of all of the collateral by TIMET upon an event of default or upon the termination of the executive's employment, whether for cause or otherwise, the borrower's personal liability for repayment of the loan is limited to 70% of the principal amount remaining after sale and application of the proceeds from the sale of the stock. The following table identifies the executive officers of Tremont who were indebted to TIMET under this program during 2001 and as of the Record Date:

                                                    Maximum          Principal
                                               Principal Amount   Outstanding as
                                                  Outstanding      of March 18,
                  Name                          during 2001 ($)      2002 ($)
                  ----                          --------------       --------

                  Robert E. Musgraves               113,708           113,708
                  Mark A. Wallace                    26,313               -0-

Shareholders' Agreement
In connection with the acquisition of IMI Titanium from IMI plc ("IMI") by TIMET in 1996, TIMET, Tremont, IMI, and two of IMI's affiliates entered into an agreement dated February 15, 1996, as amended March 29, 1996 (the "Shareholders' Agreement"). The Shareholders' Agreement contains provisions that regulate certain matters relating to the governance of TIMET originally as among TIMET, Tremont and its affiliates and IMI and its affiliates. TIMET agreed in the Shareholders' Agreement that, among other things, so long as Tremont (as the only remaining shareholder party) continues to hold at least 10% of the outstanding shares of TIMET Common Stock, TIMET will not cause or permit the dissolution or liquidation of itself or any of its subsidiaries or the filing by itself of a petition in bankruptcy, or the commencement by TIMET of any other proceeding seeking relief from its creditors, without the approval of Tremont. TIMET has also agreed to provide Tremont certain periodic information about TIMET and its subsidiaries, which right is subject to confidentiality restrictions.

Registration Rights
Under the Shareholders' Agreement, Tremont is entitled to certain rights with respect to the registration under the Securities Act of the shares of TIMET Common Stock that Tremont holds. The Shareholders' Agreement generally provides, subject to certain limitations, that (i) Tremont has two rights to require TIMET to register under the Securities Act an amount of not less than $25 million of registrable securities (only one of which rights may require registration on Form S-1), and (ii) if TIMET proposes to register any securities under the Securities Act (other than a registration on Form S-4 or Form S-8, or any successor or similar form), whether or not pursuant to registration rights granted to other holders of its securities and whether or not for sale for its own account, Tremont has the right to require TIMET to include in such registration the registrable securities held by Tremont or its permitted transferees so long as Tremont holds in excess of 5% of the outstanding shares of TIMET Common Stock (or to sell the entire balance of any such registrable securities even though less than 5%). TIMET is obligated to pay all registration expenses in connection with a registration under the Shareholders' Agreement. Under certain circumstances, the number of shares included in such registrations may be limited. TIMET has agreed to indemnify the holders of any registrable securities to be covered by a registration statement pursuant to the Shareholders' Agreement, as well as the holders' directors and officers and any underwriters and selling agents, against certain liabilities, including liabilities under the Securities Act.

Option Reimbursement Agreements
TIMET has previously agreed to reimburse Tremont for the difference between the market price of Tremont Common Stock on the date of exercise of a Tremont stock option held by a TIMET employee (up to $16.625 per share) and the exercise price of such option. During 2001, TIMET reimbursed Tremont in the amount of $379,000 with respect to the exercise of Tremont stock options by TIMET employees.

In 1996, IMI and Union Titanium Sponge Corporation ("UTSC"), which were, along with Tremont, the sole shareholders of TIMET at that time, entered into separate agreements with Tremont and TIMET whereby IMI and UTSC each agreed to reimburse Tremont for a portion of the cost to Tremont associated with the exercise of certain Tremont stock options issued to employees of TIMET pursuant to the Tremont Stock Incentive Plan. In March 2001, UTSC, Tremont and TIMET agreed to the termination of such agreement among them in consideration of a payment by UTSC to Tremont of approximately $145,000. The reimbursement payments by IMI are calculated by multiplying (x) the number of shares of Tremont Common Stock covered by such exercised option by (y) the difference between (i) the closing sale price of Tremont Common Stock on the NYSE Composite Tape on the date of exercise, not to exceed $34, minus (ii) $16.625, and (z) multiplying the resulting product by 0.34. The aggregate payments to be made by IMI to Tremont under such agreement are limited to $1.1 million. Pursuant to this agreement, IMI paid Tremont $320,000 in 2001. A final balance of approximately $45,000 is currently owing by IMI to Tremont under this agreement (which amount has not yet been billed). No payment was due from IMI to Tremont at December 31, 2001.

Subsidiary and Affiliate Relationships

NL is a party to certain additional agreements with related entities as set forth in Appendix A to this Proxy Statement.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Tremont's executive officers, directors, and persons who own beneficially more than 10% of a registered class of Tremont's equity securities to file reports of ownership and changes in ownership with the Commission and Tremont. Based solely on a review of copies of the Section 16(a) reports furnished to Tremont and written representations by certain reporting persons, Tremont believes that all of Tremont's executive officers, directors and greater than 10% beneficial owners filed on a timely basis all reports required during and with respect to the fiscal year ended December 31, 2001.

                  STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at Tremont's annual stockholder meetings, consistent with rules adopted by the Commission. Such proposals must be received by Tremont no later than December 4, 2002, to be considered for inclusion in the proxy statement and form of proxy relating to the 2003 Annual Meeting of Stockholders. Any such proposals should be addressed to: Corporate Secretary, Tremont Corporation, 1999 Broadway, Suite 4300, Denver, Colorado 80202.

                                  OTHER MATTERS

The Board of Directors knows of no other business to be presented for consideration at the Annual Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their best judgment.

               2001 ANNUAL REPORT ON FORM 10-K; ADDITIONAL COPIES

Tremont's 2001 Annual Report on Form 10-K, as filed with the Commission, is included as a part of Tremont's 2001 Annual Report which accompanies this Proxy Statement. Tremont will promptly deliver a separate copy of the 2001 Annual Report or this Proxy Statement to any stockholder at a shared address to which a single copy of such documents were delivered, upon written or oral request of such stockholder. Additional copies of such documents are available to stockholders without charge upon request by telephone: (303) 296-5600, or by writing: Investor Relations Department, Tremont Corporation, 1999 Broadway, Suite 4300, Denver, Colorado 80202.

                                   APPENDIX A

Appended to this Proxy Statement as Appendix A is information with respect to compensation paid by NL to an executive officer of Tremont and information with respect to certain related party transactions involving NL.


                                                             TREMONT CORPORATION

Denver, Colorado
March 29, 2002

                                   APPENDIX A

                      NL INDUSTRIES, INC. COMPENSATION AND
                           RELATED PARTY TRANSACTIONS

Summary of Cash and Certain Other Compensation of Executive Officers Paid by NL The Summary Compensation Table and related notes set forth below provide certain summary information concerning annual and long-term compensation paid or accrued by NL to, or on behalf of, J. Landis Martin, the only executive officer of Tremont listed under "Executive Compensation" in the Proxy Statement who was, during 2001, also an executive officer of NL, for services rendered during the fiscal years ended December 31, 1999, 2000, and 2001.

                         Summary Compensation Table (1)
                                                                             Long Term
                                                                            Compensation
                                            Annual Compensation                Awards
                                                                Other        Securities         All
                                                               Annual       Underlying         Other
                                     Salary       Bonus     Compensation      Options       Compensation
Names and Position          Year      ($)        ($) (2)       ($) (3)          (#)           ($) (5)
------------------          ----      ---        -------       -------          ---           -------

J. Landis Martin (4)        2001    600,000      600,000       67,806         100,000         152,040
    President and Chief
    Executive Officer
                            2000    600,000      900,000       13,420         100,000           96,840
                            1999    500,000      500,000       17,281          99,000          125,320

---------------

     (1) No payouts under any long-term incentive plans (as defined by applicable federal securities regulations) were made during 2001, 2000 or 1999. Therefore the column for such compensation otherwise required by applicable federal securities regulations has been omitted.

     (2) Amounts paid with respect to each year pursuant to the NL Variable Compensation Plan and, for 2000 and 2001, special discretionary bonuses. See "Compensation Committee's Report on Executive Compensation" below.

     (3) Includes the amount which exceeds 120% of the applicable federal long-term interest rate accrued on deferred compensation. In the case of Mr. Martin in 2001, the amount shown includes $8,114 of such excess interest and $50,518 in value attributed to use of the Company's aircraft by him.

     (4) During 1999, 2000 and 2001, Mr. Martin also served as an executive officer of Tremont and TIMET. Mr. Martin is expected to continue to serve as an executive officer of NL, Tremont and TIMET in 2002 and to be compensated directly by NL for services to NL and by TIMET for services to TIMET and Tremont. Mr. Martin is expected to continue to devote approximately one-half of his working time to his duties as President and Chief Executive Officer of NL. See "Certain Relationships and Transactions" below.

     (5) "All Other Compensation" amounts represent (i) matching contributions made or accrued by NL pursuant to the savings feature of the Savings Plan, (ii) retirement contributions made or accrued by NL pursuant to the Savings Plan, (iii) life insurance premiums paid by NL, and (iv) amounts accrued by NL under their Supplemental Executive Retirement Plan ("SERP") for 2000 and 1999, and paid by NL under the SERP in 2001. See "Compensation Committee's Report on Executive Compensation" and "Certain Relationships and Transactions - Distribution of Accrued SERP Amounts."

                                                         Year             Amounts
                               NL Savings Match($)       2001                6,800
                                                         2000               10,200
                                                         1999                6,400

                    NL Retirement Contribution ($)       2001               12,240
                                                         2000               12,240
                                                         1999                9,920

                                Life Insurance ($)       2001                  -0-
                                                         2000                  -0-
                                                         1999                  -0-

                                       NL SERP ($)       2001              133,000
                                                         2000               74,400
                                                         1999              109,000

Stock Option Grants by NL
The following table and related notes provide information, with respect to the grant to Mr. Martin of options ("NL Options") under the Long Term Performance Incentive Plan of NL (the "NL Incentive Plan") during fiscal year 2001. No stock appreciation rights ("NL SARs") were granted under the NL Incentive Plan in 2001.

                  NL Option/SAR Grants in Last Fiscal Year (1)

                                                                                        Potential Realizable
                                               Percent of                                 Value at Assumed
                                Securities   Total Options                              Annual Rate of Stock
                                Underlying     Granted to    Exercise or                 Price Appreciation
                    Date of       Options     Employees in    Base Price   Expiration   for Option Term ($)(3)
                                                                                        -------------------
 Name                 Grant       Granted     Fiscal Year     ($/share) (2)   Date         5%         10%
 ----                 -----       -------     -----------     ----------      ----      ---------   --------


J. Landis Martin      2/7/01      100,000        21.1%          20.11        2/7/11     1,264,707  3,205,016

----------------

     (1) Grants of NL Options under the NL Incentive Plan vest over five years from the date of grant at a rate of 40% on the second anniversary of the date of grant, and 20% on each of the next three succeeding anniversary dates. The NL Options expire on the tenth anniversary of the date of grant.

     (2) Exercise price of $20.11 is equal to the mean of the high and low prices of NL Common Stock on the New York Stock Exchange Composite Tape on the date of grant.

     (3) Pursuant to the rules of the Commission, these amounts reflect the calculations at assumed 5% and 10% appreciation rates. Such calculations are not intended to forecast future appreciation, if any, and do not necessarily reflect the actual value, if any, that may be realized. The actual value of such options, if any, would be realized only upon the exercise of such options and depends upon the future performance of the NL Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved. The potential realizable value was computed as the difference between the appreciated value (at the end of the ten-year term of the options) of the NL Common Stock into which the listed options are exercisable and the aggregate exercise price of such options.

          The appreciated value per share at the end of the ten-year term would be $32.76 and $52.16 at the assumed 5% and 10% rates, respectively.

Stock Option Exercises and Holdings for NL
The following table and related notes provide information with respect to Mr. Martin regarding the exercise of NL Options during the last fiscal year and the value of unexercised NL Options held as of December 31, 2001. No NL SARs have been granted to Mr. Martin under the NL Incentive Plan.

                     Aggregated NL Option Exercises in 2001 and 12/31/01 Option Values

                                                                Number of
                                                               Securities
                                                               Underlying                 Value of Unexercised,
                                                               Unexercised                In-the-Money Options at
                                                             Options at 12/31/01               12/31/01
                        Shares Acquired                       (Exercisable/               (Exercisable/
 Name                   on Exercise (#)   Value Realized ($)   Unexercisable) (#)          Unexercisable) ($)
 ----                   ------------      ---------------      ------------------           ------------------


J. Landis Martin           -0-               -0-             228,600/325,400              216,939/233,659

NL Pension Plan
The Retirement Plan of NL Industries, Inc. for its U.S. employees (the "NL Pension Plan") provides lifetime retirement benefits to eligible employees. In 1996, NL approved the suspension of all future accruals under the salaried component of the NL Pension Plan. The NL Pension Plan covers Mr. Martin. No amounts were paid or distributed to Mr. Martin in 2001. The estimated accrued annual benefits payable under the NL Pension Plan upon retirement at normal retirement age for Mr. Martin is $50,277.

NL Severance Agreement
Mr. Martin had an executive severance agreement with NL which expired in December 2001. The agreement provided that Mr. Martin could be terminated at any time by action of the NL Board of Directors. The executive severance agreement also provided that the following payments would be made to Mr. Martin in the event Mr. Martin's employment was terminated by NL without cause (as defined in the agreement) or Mr. Martin terminated his employment with NL for good reason (as defined in the agreement): (i) two times Mr. Martin's annual NL base salary plus NL target bonus (which target bonus would not be less than the amount of his annual NL salary), (ii) accrued NL salary and NL bonus through the date of termination and (iii) certain other benefits.

Certain Contractual Relationships and Transactions

Intercorporate Services Agreements
NL and Contran are parties to an intercorporate services agreement (the "NL/Contran ISA") whereby Contran makes available to NL (i) the services of Harold C. Simmons to consult with NL and assist in the development and implementation of NL's strategic plans and objectives, (ii) certain management, financial and administration services, and (iii) certain insurance and risk management services to NL. NL also provides to Contran certain administrative support services under the NL/Contran ISA. The services provided by Contran do not include major corporation acquisitions, divestitures and other special projects outside the scope of NL's business as it has been conducted in the past. NL paid Contran total net fees of approximately $1.2 million in 2001 for services pursuant to the NL/Contran ISA (of which approximately $0.9 million was attributable to the services of Mr. Simmons) and expects to pay approximately the same amount in 2002 for such services. NL paid fees under the NL/Contran ISA in 2000 and 1999 of approximately $0.9 million for the services of Mr. Simmons. The NL/Contran ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered at least 30 days prior to a quarter-end. NL will continue to pay directors' fees and expenses separately to Harold C. Simmons, Glenn R. Simmons and Steven L. Watson.

NL and TIMET are parties to an intercorporate services agreement (the "NL/TIMET ISA") whereby NL makes available to TIMET certain services with respect to TIMET's tax compliance and consulting needs and use of NL's corporate aircraft. TIMET paid NL fees of approximately $0.4 million for services pursuant to the NL/TIMET ISA during 2001. The NL/TIMET ISA is subject to automatic renewal and may be terminated by either party pursuant to written notice delivered at least 30 days prior to a quarter-end.

NL and CompX were parties to an intercorporate services agreement (the "CompX ISA") whereby NL made available to CompX certain services with respect to CompX's occupancy, accounting, computer support and internal audit needs. CompX paid fees of approximately $23,245 for services pursuant to the CompX ISA during 2001. The CompX ISA was terminated in the first quarter of 2001.

Insurance Matters
Tall Pines, Valmont and EWI, Inc. provide for or broker certain of NL's, its joint venture's and its affiliates' insurance policies. Tall Pines is a wholly owned captive insurance company of Tremont. Valmont is a wholly owned captive insurance company of Valhi. During 2001, one of the daughters of Harold C. Simmons and a wholly owned subsidiary of Contran owned, directly or indirectly, 57.8% and 42.2%, respectively, of the outstanding common stock of EWI, Inc. and of the membership interests of EWI, Inc.'s management company, EWI RE, Ltd. (collectively with EWI, Inc., "EWI"). Through December 31, 2000, a son-in-law of Harold C. Simmons, managed the operations of EWI. Subsequent to December 31, 2000, pursuant to an agreement that terminates on December 31, 2002, such son-in-law provides advisory services to EWI as requested by EWI, for which the son-in-law is paid $11,875 per month and receives certain other benefits under EWI's benefit plans. Consistent with insurance industry practices, Tall Pines, Valmont and EWI, Inc. receive commissions from the insurance and reinsurance underwriters for the policies that they provide or broker. NL and its joint venture paid approximately $10.1 million for such policies in 2001 for policies provided or brokered by Tall Pines, Valmont and/or EWI, Inc. This amount principally included payments for reinsurance premiums paid to third parties, but also included commissions paid to Tall Pines, Valmont and EWI, Inc. In NL's opinion, the amounts that NL paid for these insurance policies and the allocation among NL and its affiliates of relative insurance premiums are reasonable and similar to those it could have obtained through unrelated insurance companies and/or brokers. NL expects that these relationships with Tall Pines, Valmont and EWI will continue in 2002.

In January 2002, NL purchased EWI from its previous owners for an aggregate cash purchase price of approximately $9 million, and EWI became a wholly owned subsidiary of NL. The purchase was approved by a special committee of NL's Board of Directors consisting of two of its independent directors, and the purchase price was negotiated by the special committee based upon its consideration of relevant factors, including but not limited to due diligence performed by independent consultants and an appraisal of EWI conducted by an independent third party selected by the special committee.

Tax Sharing Agreement
Effective January 1, 2001, NL and its qualifying subsidiaries are included in the consolidated United States federal tax return of Contran (the "Contran Tax Group"). As a member of the Contran Tax Group, NL is a party to a tax sharing agreement (the "Contran Tax Agreement"). The Contran Tax Agreement provides that NL compute its provision for U.S. Income taxes on a separate company basis using the tax elections made by Contran. Pursuant to the Contran Tax Agreement and using the tax elections made by Contran, NL will make payments to or receive payments from Valhi in amounts it would have paid to or received from the Internal Revenue Service had it not been a member of the Contran Tax Group. Refunds are limited to amounts previously paid under the Contran Tax Agreement unless NL was entitled to a refund from the U.S. Internal Revenue

Service on a separate company basis.. At December 31, 2001, NL had a $2.2 million receivable from Valhi pursuant to the terms of the Contran Tax Agreement.

Investment in Tremont
During 2000 NL purchased 1,000,000 shares of Tremont Common Stock in market transactions for an aggregate of $26 million. Before the close of business on December 31, 2000, NL held 16% of the outstanding Tremont Common Stock, including approximately 36,000 shares previously held by NL, and Valhi held an additional 64% of the outstanding Tremont Common Stock. Effective with the close of business on December 31, 2000, NL contributed substantially all of its Tremont Common Stock, and Valhi contributed all of its Tremont Common Stock, to a newly formed company, TGI, in return for a 20% and 80% respective ownership interest in TGI. After the contributions, TGI held the 80% of Tremont previously owned by NL and Valhi. NL's stock of TGI is redeemable at the option of NL for fair value based upon the value of the underlying Tremont Common Stock.

Trust Loan Agreement. In May 2001, a wholly -owned subsidiary of NL EMS loaned $20 million to the Harold C. Simmons Family Trust No. 2 ("Family Trust") under a $25 million revolving credit agreement. The loan was approved by special committees of NL's and NL EMS's Boards of Directors. The loan bears interest at the prime rate (6% at December 31, 2001), is due on demand upon sixty days notice and is collateralized by 13,749 shares, or approximately 35%, of Contran's outstanding Class A voting common stock and 5,000 shares, or 100%, of Contran's Series E Cumulative preferred stock, both of which are owned by the Family Trust. The value of this collateral is dependent in part on the value of NL as Contran's interest in NL, through its beneficial ownership of Valhi, is one of Contran's more substantial assets. At December 31, 2001, $5 million was available for additional borrowing by the Family Trust. At December 31, 2001, the outstanding loan balance was $20 million.

Distribution of Accrued SERP Amounts. In 2001, NL's MDC Committee directed that NL amend the SERP to provide for the distribution of the accrued balance in each SERP participant's account and the payment of future SERP benefits to participants as accrued, thus reducing NL's interest costs. In connection with the amendment, NL paid $1,761,661, $195,986, $1,739,924, $481,164, and $176,692,
to Dr. Wigdor, Ms. Alderton, and Messrs. Martin, Garten and Hardy, respectively, which represented the accrued vested balance in each of their SERP accounts with interest. These accrued amounts were previously reported as compensation in the years accrued as discussed in Note 5 to the NL Summary Compensation Table above.

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











































                                     [LOGO]


                               TREMONT CORPORATION
                            1999 Broadway, Suite 4300
                             Denver, Colorado 80202

                               TREMONT CORPORATION
                            1999 BROADWAY, SUITE 4300
                             DENVER, COLORADO 80202

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                   May 7, 2002

     The undersigned hereby appoints Robert E. Musgraves, Joan H. Prusse and Mark A. Wallace, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Tremont Corporation, a Delaware corporation ("Tremont"), to be held at the offices of Valhi, Inc., 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Tuesday, May 7, 2000, at 1:00 p.m. (local time), and at any adjournment or postponement of said Annual Meeting, all of the shares of Common Stock ($1.00 par value) of Tremont standing in the name of the undersigned or which the undersigned may be entitled to vote on the matters described on the reverse side of this card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TREMONT CORPORATION. PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.





                (Continued and to be signed on the reverse side)

[x] Please mark your votes as in this example.

This proxy, if properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees named in
Item 1 below.

The Board of Directors recommends a vote "FOR" each of the director nominees named in Item 1 below.

1.  Election of Seven Directors             FOR ALL           WITHHELD AS TO ALL
                                   (except as marked below)
                                              [_]                     [_]


    Vote withheld as to the following nominee(s):       Nominees:
                                                        --------
                                                        J. Landis Martin
                                                        W. Hayden McIlroy
                                                        Glenn R. Simmons
                                                        Harold C. Simmons
                                                        Gen. Thomas P. Stafford
                                                        Terry N. Worrell
                                                        Steven L. Watson

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment of postponement thereof.

[_] Check this box if you consent to delivery of all future corporate communications, including proxy statements and annual reports to shareholders, electronically through the Internet Website of Titanium Metals Corporation.

Please sign exactly as your name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please show full corporate name and sign authorized officer's name and title. If a partnership, please show full partnership name and sign authorized person's name and title.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at such meeting and any adjournment or postponements thereof.





                                                         -----------------------
                                                                           2002
                                                         -----------------------
                                                         SIGNATURE(S)      DATE